Exhibit 99.1

AT THE COMPANY Robert O’Brien Executive Vice President – Chief Financial Officer 216-621-6060 Jeff Linton Senior Vice President – Corporate Communication 216-621-6060	ON THE WEB www.forestcity.net

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2011 Fourth-Quarter and Full-Year Results

•	Record full-year total EBDT of $334.4 million
•	Solid 2011 operating results: comparable NOI, occupancies, leasing spreads
•	Reduced total debt by $1.4 billion, at full consolidation, during 2011

CLEVELAND, Ohio – March 29, 2012 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced EBDT, net earnings and revenues for the fourth quarter and full year ended January 31, 2012.

EBDT

EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) for the full year ended January 31, 2012, was $334.4 million, a new record for the company and an 8 percent increase compared with last year’s $309.9 million. EBDT for the fourth quarter was $58.8 million, a 36 percent increase compared with last year’s fourth-quarter EBDT of $43.1 million.

On a fully diluted, per-share basis, full-year 2011 EBDT was $1.61, compared with $1.59 per share for fiscal 2010. Per-share EBDT for the fourth quarter of 2011 was $0.28, compared with $0.23 per share in the fourth quarter of 2010.

Per-share data, for both EBDT and for Net Earnings/Loss (below), reflect the “if-converted” effect of convertible senior notes issued in 2011 and convertible preferred stock issued in 2010.

For an explanation of the EBDT and EBDT per share variances, see the section titled “Review and Discussion of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings/loss (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Earnings/Loss

For the full year of 2011, the net loss attributable to Forest City Enterprises, Inc., was $86.5 million, or $0.52 per share, compared with net earnings of $58.0 million, or $0.34 per share, in 2010. For the fourth quarter of 2011, the net loss attributable to Forest City Enterprises, Inc. was $105.4 million, or $0.63 per share, compared with a net loss of $1.8 million, or $0.01 per share in the fourth quarter of 2010.

After preferred dividends, the fourth-quarter 2011 net loss attributable to Forest City Enterprises, Inc. common shareholders was $109.2 million, or $0.65 per share, compared with a net loss of $5.7 million, or $0.04 per share in the fourth quarter of 2010. For the year ended January 31, 2012, the net loss attributable to Forest City Enterprises, Inc. common shareholders was $101.9 million, or $0.61 per share, compared with net earnings of $46.2 million or $0.30 per share, for the same period in 2010. (All per share amounts are on a fully diluted basis).

The year-over-year variance in net earnings was primarily driven by decreased gains on property sales and joint ventures in 2011 compared with the prior year, and by higher 2011 impairments, primarily related to the decision to strategically reposition the company’s land business through sale or other disposition.

Revenues

Revenues for the year ended January 31, 2012 were $1.09 billion, compared with prior-year revenues of $1.12 billion. Fourth-quarter consolidated revenues were $281.2 million compared with $280.1 million last year.

Supplemental Package and Form 10-K Filing

The company expects to furnish its 2011 Supplemental Package to the SEC shortly after the close of business today, March 29, 2012. The Supplemental Package is also currently available on the company’s website, www.forestcity.net, under the Investors tab and by selecting Financial Reports, then Supplemental Packages. The company expects to file its 2011 Annual Report on Form 10-K on Monday, April 2, 2012, at the close of business.

As part of its annual review process, the Securities and Exchange Commission Division of Corporate Finance requested additional information regarding an allowance for projects under development in the company’s financial statements. Based on discussions and correspondence with the SEC, we agreed to revise our financial statements in future periodic reports.

The impact of the prior accounting treatment was an understatement of operating expenses of $1 million ($612,000 after tax) for the year ended January 31, 2011, an overstatement of operating expenses of $6 million (approximately $3.7 million after tax) for the year ended January 31, 2010, and an understatement of retained earnings of approximately $11 million as of January 31, 2009. The company determined that the impact of the revision was not material to any annual or interim periods. All results reported in this press release and the accompanying tables reflect the revision.

Commentary

“We achieved record total EBDT in 2011, propelled by the strength of our portfolio, particularly our residential and retail businesses, where our comp portfolios outperformed industry averages for the year,” said David J. LaRue, Forest City president and chief executive officer. “Our results also benefited from major transactions such as our sale of land and air rights to the Cleveland casino developer. Overall, 2011 was a year of solid progress and positive momentum for Forest City.”

“We also entered a period of important transition as three major projects – 8 Spruce Street, Westchester’s Ridge Hill and, later this year, the Barclays Center arena – move from our under-construction pipeline to our operating portfolio. The transition of these properties, at a total cost of $1.6 billion at our pro-rata share, will dramatically decrease the total cost of projects under construction and meaningfully improve our risk profile. Just as important, as these properties come on line and stabilize, we believe they will also contribute significantly to future income and net asset value.”

“In 2012, we are also transitioning to a new, four-year strategic plan. The plan is designed to drive ongoing value creation by focusing on our core markets and our core apartment, retail and office products; building a strong, sustaining capital structure by continuing to improve our balance sheet; and

fueling future growth, both from within the portfolio and from new development, primarily by activating existing entitlement in our large, urban mixed-use projects in core markets.”

“The major themes of our new strategic plan can already be seen in a range of recent actions. For example, as we announced in February, we are in the process of strategically repositioning our land business through sale or other disposition as we focus on our core rental properties. In addition, during fiscal 2011, we reduced total debt by more than $1.4 billion, at full consolidation, further strengthening our financial foundation. Finally, within the past twelve months, we’ve taken advantage of strong demand for rental housing to commence new apartment projects in Washington, D.C., Denver, and Dallas.”

Review of Results

Exhibits illustrating factors impacting both fourth-quarter and full-year 2011 EBDT results, compared with results for the comparable periods in 2010, are available on the Investor Relations page of the Company’s web site: www.forestcity.net, and are included in the company’s year-end 2011 Supplemental Package furnished to the Securities and Exchange Commission.

Full-Year EBDT

For the year ended January 31, 2012, total EBDT was $334.4 million, up from $309.9 million in 2010.

The Commercial and Residential Segments combined provided a pre-tax EBDT increase of $26.3 million, compared with the prior year, primarily related to the 2011 sale of land and air rights to Rock Ohio Caesars Cleveland, LLC of $42.6 million, increased gains on early extinguishment of nonrecourse mortgage debt of $11.5 million, decreased interest expense on the mature portfolio of $8.6 million, and increased net operating income from the mature portfolio of $8.0 million.

These increases in the portfolio were partially offset by reduced EBDT from properties sold of $27.1 million, reduced EBDT from new property openings of $5.1 million, primarily due to anticipated lease-up losses at 8 Spruce Street and Westchester’s Ridge Hill (partially offset by the ramp-up of other new property openings), and reduced EBDT from subsidized senior housing of $3.9 million, primarily due to the treatment of HUD reserves.

The Land Segment provided a pre-tax EBDT increase of $6.7 million, primarily due to increased sales activity of $4.8 million compared with the previous comparable period, and the 2011 gain on early extinguishment of nonrecourse mortgage debt of $1.9 million.

The Nets provided a pre-tax EBDT decrease of $46.2 million, primarily due to the nonrecurring 2010 gain on disposition of partial interest of $31.4 million and the increase in the company’s allocated share of losses of $14.8 million. As previously disclosed, during the second quarter of 2011, entities controlled by Mikhail Prokhorov reached a $60 million capped commitment to fund team losses prior to the opening of the Barclays Center arena, resulting in Forest City receiving a larger share of interim losses.

In the Corporate Segment, pre-tax EBDT increased $14.3 million, primarily due to decreased losses on early extinguishment of debt of $12.7 million on exchanges of portions of the company’s senior notes. Finally, EBDT for the year was favorably impacted by a larger tax benefit of $23.4 million, compared with the prior year.

Fourth-Quarter EBDT

In the fourth quarter of 2011, total EBDT was $58.8 million, compared with $43.1 million in the fourth quarter of 2010.

In addition to factors impacting results for the full year and described above under “Full-Year EBDT,” results for the quarter ending January 31, 2012 were favorably impacted by reduced write-offs of abandoned development projects of $7.5 million. Results for the quarter were negatively impacted by decreased income recognized from state and federal Historic Preservation and New Market tax credits of $7.8 million, and decreased EBDT from the change in fair market value of derivatives between the comparable periods which were marked to market through interest expense of $4.7 million.

Complete results for the full year and fourth quarter of 2011 are included in the tables accompanying this press release and in the company’s 2011 Supplemental Package, furnished to the SEC and available on the company’s web site.

NOI, Occupancies and Rent

In the fourth quarter of 2011, comparable property net operating income (NOI) increased 4.5 percent compared with the prior year, with increases of 11.9 percent in apartments, 4.7 percent in retail and 0.5 percent in office. For the full year 2011, overall comparable property NOI increased 1.4 percent, with increases of 7.3 percent in apartments and 2.6 percent in retail, and a decrease of 2.6 percent in office.

Comparable property NOI, defined as NOI from properties operated in the three months and year ended January 31, 2012 and 2011, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI using the full consolidation method.

At January 31, 2012, comparable occupancies in the office portfolio increased to 91.0 percent from 89.5 percent at January 31, 2011. In the retail portfolio, comparable occupancies were 90.9 percent, down from 91.2 percent for the prior year.

In the residential portfolio, comparable average occupancies were 94.7 percent, compared with 93.8 percent for the prior year, and comparable property net rental income (defined as total potential rent, less vacancies and concessions) ended the year at 92.2 percent, compared with 90.0 percent at January 31, 2011.

For the year, leasing spreads increased 9 percent in the company’s comparable regional malls and 8 percent in the office portfolio. Regional mall sales averaged $443 per square foot on a rolling 12-month basis, while comparable regional mall sales increased 6.5 percent, compared with results for the prior year.

Debt Maturities, Financing Activity and Liquidity

In total, during fiscal year 2011, the company reduced its debt by approximately $1.4 billion (approximately $479 million at pro-rata), primarily through standard amortization, asset dispositions, loan paydowns, joint ventures and property-level recapitalizations, offset primarily by construction loan draws.

In financing its real estate assets, the company pursues a strategy of using nonrecourse mortgage debt at the property level. As of January 31, 2012, the company’s weighted-average cost of nonrecourse debt decreased to 5.05 percent from 5.07 percent at January 31, 2011, primarily due to lower rates on fixed-rate financings. Fixed-rate mortgage debt, which is inclusive of interest rate swaps, decreased to 5.68 percent at January 31, 2012 from 5.97 percent for the prior year-end. The proportion of fixed-rate debt increased to 76 percent at January 31, 2012 from 71 percent at January 31, 2011. Variable-rate mortgage debt increased from 2.87 percent at the end of fiscal 2010, to 3.03 percent at January 31, 2012.

At January 31, 2012, the Company had $268.9 million ($217.5 million at full consolidation) in cash on its balance sheet and $380.6 million of available capacity on its revolving line of credit.

Openings and Projects Under Construction

During 2011, Forest City began phased openings at both 8 Spruce Street in Manhattan and Westchester’s Ridge Hill in Yonkers, New York, and opened Foundry Lofts in Washington D.C. These projects, as well as other, more recent project starts are described below.

Lease-up continues at 8 Spruce Street in lower Manhattan. As of March 12, 655 leases had been executed, representing 73 percent of the total 899 units at completion, with rents at or above pro-forma for the units leased to date. More than 590 units are already occupied.

At Westchester’s Ridge Hill, new tenant leases executed during the fourth quarter included retailers Victoria’s Secret, The Limited, White House Black Market, Bath & Body Works, and Vera Bradley. A mid-April opening has been set for anchor Lord & Taylor’s 80,000-square-foot full-line store. The center is currently 59 percent leased.

In Washington, D.C., Foundry Lofts, a 170-unit, adaptive reuse, 80/20 apartment property at The Yards is nearly complete, with interior finish work taking place on the final units. Leasing began in the third quarter of 2011 and the building is currently 79 percent leased. The first of two street-level restaurants is already open and the second is expected to open this summer.

Construction at the Barclays Center arena at Atlantic Yards is on schedule for opening in September 2012. More than 95 percent of steel erection has been completed, interior build-out is actively underway, and the structure is expected to be fully enclosed and water tight in the first quarter of 2012. Approximately 64 percent of forecasted contractually obligated revenues for the arena are currently under contract.

At the end of the fourth quarter, the company had projects under construction representing a total cost of $1.0 billion ($434.8 million at the company’s pro-rata share. In addition to the Barclays Center arena, these included:

•

The Aster Town Center apartment community at Stapleton in Denver. The project is expected to include 220 units after completion of future phases. The first 85-unit phase is expected to open in the first quarter of 2012.

•	Botanica Eastbridge, a 118-unit apartment community, also at Stapleton in Denver, is expected to open in the second quarter of 2012.

•

Boilermaker Shops, an adaptive reuse property that will include 40,000 square feet of ground-level retail and mezzanine office space at The Yards in Washington, D.C. The project is expected to open in the third quarter of 2012 and is 74 percent leased.

•	The Continental Building a 203-unit adaptive-reuse, apartment community in downtown Dallas at the company’s Mercantile Place on Main development. Completion is expected in the first quarter of 2013.

Year-End Summary and Outlook

“We’re pleased with our overall results and with the solid performance of our portfolio in 2011,” said LaRue. “We also began to bring our large pipeline properties on line during the year and made important progress on key strategic issues, including debt reduction. At the same time, we’ve been able to take advantage of growing demand – particularly for rental apartments – to start new projects in core markets that will contribute to future growth.

“With our recent decision to strategically reposition our land business, we took an important step to further focus our business on core rental properties in strong core markets. As we implement our new strategic plan, we will strive to sharpen that focus, as well as improve our balance sheet metrics and selectively take advantage of new development opportunities, primarily by activating existing entitlement.

“All of these actions reflect our ongoing commitment to value creation. To give investors greater visibility to that value, we also continue to enhance the transparency of our disclosure, including providing a schedule of net asset value components, which we introduced with our third quarter results. The schedule, updated to reflect fourth-quarter results, is included in our Supplemental Package.

“In conclusion, we see improving economic conditions overall, together with solid real estate fundamentals in our core markets. While we continue to monitor conditions closely, we are optimistic about the opportunity to increase future value for shareholders, tenants, associates and the communities in which we live and work.”

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.5 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package

Please refer to the Investor Relations section of the company’s website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the year ended January 31, 2012, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

EBDT

The company uses Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), along with net earnings, to report its operating results. This non-GAAP measure is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs; iv) deferred income taxes; v) preferred payment classified as noncontrolling interest expense on the company’s Consolidated Statements of Operations; vi) impairment of real estate (net of tax); vii) extraordinary items (net of tax); and viii) cumulative or retrospective effect of change in accounting principle (net of tax); and ix) revision of prior period financial statements.

EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the company’s Supplemental Package, which the company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred income taxes, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, the strategic decision to reposition or divest portions of the company’s land business, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Years Ended January 31, 2012 and 2011

(dollars in thousands, except per share data)

	Three Months Ended January 31,		Increase (Decrease)		Years Ended January 31,		Increase (Decrease)
	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$(111,468)	$(26,428)	$(85,040)		$(107,082)	$99,162	$(206,244)
Discontinued operations, net of tax	5,904	30,030	(24,126)		106,514	(13,764)	120,278

Net earnings (loss)	(105,564)	3,602	(109,166)		(568)	85,398	(85,966)

Earnings from continuing operations attributable to noncontrolling interests	(395)	(3,454)	3,059		(2,736)	(19,222)	16,486
(Earnings) loss from discontinued operations attributable to noncontrolling interests (1)	573	(1,981)	2,554		(83,182)	(8,128)	(75,054)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(105,386)	$(1,833)	$(103,553)		$(86,486)	$58,048	$(144,534)

Preferred dividends	(3,850)	(3,850)	-		(15,400)	(11,807)	(3,593)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(109,236)	$(5,683)	$(103,553)		$(101,886)	$46,241	$(148,127)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$58,825	$43,149	$15,676	36.3%	$334,384	$309,875	$24,509	7.9%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(105,386)	$(1,833)	$(103,553)		$(86,486)	$58,048	$(144,534)

Depreciation and amortization - Real Estate Groups (7)	72,642	73,379	(737)		281,704	286,042	(4,338)

Amortization of mortgage procurement costs - Real Estate Groups (7)	3,571	3,617	(46)		14,670	14,341	329

Deferred income tax expense (8)	(57,122)	(3,490)	(53,632)		(48,508)	54,522	(103,030)

Remove deferred income tax expense for non-Real Estate Groups in 2010 (8)	-	(5,282)	5,282		-	(18,478)	18,478

Current income tax expense on non-operating earnings: (8)
Gain on disposition of rental properties and partial interest in rental properties	(935)	5,532	(6,467)		38,244	41,409	(3,165)
Gain on disposition included in discontinued operations	8,948	5,000	3,948		11,740	4,902	6,838

Straight-line rent adjustment (4)	(4,213)	(7,913)	3,700		(7,208)	(18,160)	10,952

Preference payment (6)	(24)	585	(609)		1,732	2,341	(609)

Impairment of consolidated real estate, net of noncontrolling interest	113,561	-	113,561		119,081	3,237	115,844

Impairment of unconsolidated real estate	40,897	35,714	5,183		82,186	72,459	9,727

Gain on disposition of rental properties and partial interest in rental properties	(2,255)	-	(2,255)		(17,665)	(202,878)	185,213

Gain on disposition of unconsolidated entities	-	(15,633)	15,633		(12,567)	(23,461)	10,894

Allowance for projects under development revision	1,000	-	1,000		(1,000)	1,000	(2,000)

Discontinued operations: (1)
Gain on disposition of rental properties	(11,859)	(46,527)	34,668		(133,554)	(51,303)	(82,251)
Impairment of real estate	-	-	-		10,257	81,643	(71,386)
Noncontrolling interest - Gain on disposition	-	-	-		81,758	4,211	77,547

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$58,825	$43,149	$15,676	36.3%	$334,384	$309,875	$24,509	7.9%

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.28	$0.23	$0.05	21.7%	$1.61	$1.59	$0.02	1.3%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$(0.66)	$(0.17)	$(0.49)		$(0.63)	$0.58	$(1.21)
Discontinued operations, net of tax	0.03	0.19	(0.16)		0.62	(0.08)	0.70

Net earnings (loss)	(0.63)	0.02	(0.65)		(0.01)	0.50	(0.51)

Earnings from continuing operations attributable to noncontrolling interests	-	(0.02)	0.02		(0.02)	(0.11)	0.09
(Earnings) loss from discontinued operations attributable to noncontrolling interests (1)	-	(0.01)	0.01		(0.49)	(0.05)	(0.44)

Net earnings attributable to noncontrolling interests	-	(0.03)	0.03		(0.51)	(0.16)	(0.35)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.63)	$(0.01)	$(0.62)		$(0.52)	$0.34	$(0.86)

Preferred dividends	(0.02)	(0.03)	0.01		(0.09)	(0.07)	(0.02)
Interest on convertible debt	-	-	-		-	0.02	(0.02)
Preferred distribution on Class A Common Units	-	-	-		-	0.01	(0.01)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(0.65)	$(0.04)	$(0.61)		$(0.61)	$0.30	$(0.91)

Basic weighted average shares outstanding (5)	169,157,392	155,643,554	13,513,838		168,170,650	155,485,243	12,685,407

Diluted weighted average shares outstanding (5)	221,500,850	202,691,428	18,809,422		214,027,609	200,909,266	13,118,343

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Years Ended January 31, 2012 and 2011

(dollars in thousands)

	Three Months Ended January 31,		Increase (Decrease)		Years Ended January 31,		Increase (Decrease)
	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Operating Earnings (Loss) (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$185,306	$213,983	$(28,677)		$790,430	$874,033	$(83,603)
Residential Group	75,595	53,597	21,998		255,127	211,485	43,642
Land Development Group	20,348	12,567	7,781		44,420	32,131	12,289
The Nets	-	-	-		-	-	-
Corporate Activities	-	-	-		-	-	-

Total Revenues	281,249	280,147	1,102	0.4%	1,089,977	1,117,649	(27,672)	(2.5%)
Operating expenses	(191,427)	(172,078)	(19,349)		(668,959)	(647,199)	(21,760)
Interest expense	(64,128)	(69,387)	5,259		(261,037)	(309,766)	48,729
Gain (loss) on early extinguishment of debt	256	(31,688)	31,944		9,590	(21,035)	30,625
Amortization of mortgage procurement costs (7)	(2,797)	(2,849)	52		(11,812)	(11,484)	(328)
Depreciation and amortization (7)	(53,850)	(59,044)	5,194		(218,601)	(234,728)	16,127
Interest and other income	10,001	17,859	(7,858)		52,114	52,818	(704)
Gain on disposition of partial interests in other investment - Nets	-	-	-		-	55,112	(55,112)
Equity in earnings (loss) of unconsolidated entities, including impairment	(43,402)	(12,742)	(30,660)		(61,039)	(30,194)	(30,845)
Impairment of unconsolidated real estate	40,897	35,714	5,183		82,186	72,459	9,727
Gain on disposition of unconsolidated entities	-	(15,633)	15,633		(12,567)	(23,461)	10,894
Revenues and interest income from discontinued operations (1)	1,929	19,815	(17,886)		29,101	78,006	(48,905)
Expenses from discontinued operations (1)	(3,173)	(17,194)	14,021		(28,209)	(73,941)	45,732

Operating earnings (loss) (a non-GAAP financial measure)	(24,445)	(27,080)	2,635		744	24,236	(23,492)

Impairment of consolidated real estate	(113,804)	-	(113,804)		(119,324)	(4,763)	(114,561)
Impairment of unconsolidated real estate	(40,897)	(35,714)	(5,183)		(82,186)	(72,459)	(9,727)
Gain on disposition of unconsolidated entities	-	15,633	(15,633)		12,567	23,461	(10,894)
Gain on disposition of rental properties and partial interest in rental properties, net of noncontrolling interest	2,255	-	2,255		17,665	202,878	(185,213)
Gain on disposition of rental properties included in discontinued operations (1)	11,859	46,527	(34,668)		133,554	51,303	82,251
Impairment of real estate included in discontinued operations (1)	-	-	-		(10,257)	(81,643)	71,386

Income tax benefit (expense) (8)
Operating earnings	10,359	11,278	(919)		48,145	43,218	4,927
Deferred taxes	57,122	3,490	53,632		48,508	(54,522)	103,030
Gain on disposition of rental properties and partial interest in rental properties	(8,013)	(10,532)	2,519		(49,984)	(46,311)	(3,673)

Income tax benefit (expense)	59,468	4,236	55,232		46,669	(57,615)	104,284

Net earnings (loss)	(105,564)	3,602	(109,166)		(568)	85,398	(85,966)

Noncontrolling Interests
Earnings from continuing operations attributable to noncontrolling interests	(395)	(3,454)	3,059		(2,736)	(19,222)	16,486
(Earnings) loss from discontinued operations attributable to noncontrolling interests (1) Operating earnings	573	(1,981)	2,554		(1,424)	(3,917)	2,493
Gain on disposition of rental properties	-	-	-		(81,758)	(4,211)	(77,547)

	573	(1,981)	2,554		(83,182)	(8,128)	(75,054)

Noncontrolling Interests	178	(5,435)	5,613		(85,918)	(27,350)	(58,568)

	$(105,386)	$(1,833)	$(103,553)		$(86,486)	$58,048	$(144,534)

Preferred dividends	(3,850)	(3,850)	-		(15,400)	(11,807)	(3,593)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(109,236)	$(5,683)	$(103,553)		$(101,886)	$46,241	$(148,127)

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Years Ended January 31, 2012 and 2011

(in thousands)

1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs); iv) deferred income taxes; v) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; vi) impairment of real estate (net of tax); vii) extraordinary items (net of tax); viii) cumulative or retrospective effect of change in accounting principle (net of tax); and (ix) revision of prior period financial statements. See our discussion of EBDT in the news release.

3) For the three and twelve months ended January 31, 2012, calculation of EBDT per share under the if-converted method requires an adjustment for interest of $3,769 and $11,187 respectively, related to the 3.625% Puttable Senior Notes, 5% Convertible Senior Notes, and 4.25% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $62,594 and $345,571 for the three and twelve months ended January 31, 2012, respectively.

For the three and twelve months ended January 31, 2011, calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,631 and $10,551, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $45,780 and $320,426 for the three and twelve months ended January 31, 2011, respectively.

4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense, with the applicable offset to either accounts receivable or accounts payable.

5) For the three months ended January 31, 2012, the effect of 52,343,458 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended January 31, 2012, diluted weighted average shares outstanding of 221,500,850 were used to arrive at $0.28/share.)

For the year ended January 31, 2012, the effect of 45,856,959 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the year ended January 31, 2012, diluted weighted average shares outstanding of 214,027,609 were used to arrive at $1.61/share.)

For the three months ended January 31, 2011, the effect of 47,047,874 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended January 31, 2011, diluted weighted average shares outstanding of 202,691,428 were used to arrive at $0.23/share.)

For the year ended January 31, 2011, weighted average shares issuable upon the conversion of preferred stock and 2016 Notes of 13,115,165 and 14,356,215, respectively, are not included in the calculation of earnings per share because they are anti-dilutive. They are included in the calculation of EBDT per share because they are dilutive to this measure.

6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.

7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization

	Three Months Ended January 31,		Years Ended January 31,

	2012	2011	2012	2011

Full Consolidation	$53,850	$59,044	$218,601	$234,728
Non-Real Estate	(847)	(1,091)	(3,247)	(5,028)

Real Estate Groups Full Consolidation	53,003	57,953	215,354	229,700
Real Estate Groups related to noncontrolling interest	(707)	(1,575)	(4,659)	(6,384)
Real Estate Groups Unconsolidated	20,131	15,237	67,855	52,194
Real Estate Groups Discontinued Operations	215	1,764	3,154	10,532

Real Estate Groups Pro-Rata Consolidation	$72,642	$73,379	$281,704	$286,042

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs

	Three Months Ended January 31,		Years Ended January 31,

	2012	2011	2012	2011

Full Consolidation	$2,797	$2,849	$11,812	$11,484
Non-Real Estate	-	-	-	-

Real Estate Groups Full Consolidation	2,797	2,849	11,812	11,484
Real Estate Groups related to noncontrolling interest	(86)	(117)	(513)	(444)
Real Estate Groups Unconsolidated	858	614	3,015	2,245
Real Estate Groups Discontinued Operations	2	271	356	1,056

Real Estate Groups Pro-Rata Consolidation	$3,571	$3,617	$14,670	$14,341

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Years Ended January 31, 2012 and 2011

(in thousands)

	Three Months Ended January 31,		Years Ended January 31,
	2012	2011	2012	2011
8) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)
Current taxes
Operating Earnings	$(10,405)	$(10,576)	$(47,544)	$(40,807)
Gain on disposition of rental properties and partial interest in rental properties	(935)	5,532	38,244	41,409

Subtotal	(11,340)	(5,044)	(9,300)	602
Discontinued operations
Operating Earnings	46	(702)	(601)	(2,411)
Gain on disposition of rental properties and partial interest in rental properties	8,948	5,000	11,740	4,902
Subtotal	8,994	4,298	11,139	2,491

Total Current taxes	(2,346)	(746)	1,839	3,093

Deferred taxes
Continuing operations	$(52,839)	$(18,310)	$(55,044)	$69,524
Discontinued operations	(4,283)	14,820	6,536	(15,002)
Total Deferred taxes	(57,122)	(3,490)	(48,508)	54,522

Grand Total	$(59,468)	$(4,236)	$(46,669)	$57,615

2010 Recap of Grand Total:
Real Estate Groups
Current		2,629		23,593
Deferred		(8,772)		36,044
		(6,143)		59,637
Non-Real Estate Groups
Current		(3,375)		(20,500)
Deferred		5,282		18,478
		1,907		(2,022)
Grand Total		$(4,236)		$57,615

Reconciliation of Net Operating Income (non-GAAP) to Net Loss (GAAP) (in thousands):

	Three Months Ended January 31, 2012					Three Months Ended January 31, 2011
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)

Revenues from real estate operations	$281,249	$17,675	$106,313	$2,481	$372,368	$280,147	$14,172	$80,167	$14,978	$361,120
Exclude straight-line rent adjustment (1)	(5,308)	-	-	-	(5,308)	(8,532)	-	-	(627)	(9,159)
Adjusted revenues	275,941	17,675	106,313	2,481	367,060	271,615	14,172	80,167	14,351	351,961

Add interest and other income	10,001	458	342	(1)	9,884	17,859	611	381	2	17,631
Add equity in earnings (loss) of unconsolidated entities, including impairment	(43,402)	(413)	31,469	-	(11,520)	(12,742)	1,719	14,081	-	(380)
Exclude gain on disposition of unconsolidated entities	-	-	-	-	-	(15,633)	-	15,633	-	-
Exclude impairment of unconsolidated real estate	40,897	-	(40,897)	-	-	35,714	-	(35,714)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	20,989	-	(20,989)	-	-	15,851	-	(15,851)	-	-
Exclude interest expense of unconsolidated entities	26,457	-	(26,457)	-	-	22,228	-	(22,228)	-	-
Exclude (gain) loss on early extinguishment of debt of unconsolidated entities	(114)	-	114	-	-	(2,785)	-	2,785	-	-
Adjusted total income	330,769	17,720	49,895	2,480	365,424	332,107	16,502	39,254	14,353	369,212

Operating expenses	191,427	13,600	49,895	2,828	230,550	172,078	8,309	39,254	10,457	213,480
Add back non-Real Estate depreciation and amortization (b)	847	-	-	-	847	1,091	-	-	-	1,091
Exclude straight-line rent adjustment (2)	(1,095)	-	-	-	(1,095)	(1,246)	-	-	-	(1,246)
Exclude preference payment	24	-	-	-	24	(585)	-	-	-	(585)
Adjusted operating expenses	191,203	13,600	49,895	2,828	230,326	171,338	8,309	39,254	10,457	212,740

Net operating income	139,566	4,120	-	(348)	135,098	160,769	8,193	-	3,896	156,472

Interest expense	(64,128)	(2,823)	(26,457)	(106)	(87,868)	(69,387)	(3,047)	(22,228)	(1,848)	(90,416)
Gain (loss) on early extinguishment of debt	256	134	114	-	236	(31,688)	-	2,785	-	(28,903)
Equity in (earnings) loss of unconsolidated entities, including impairment	43,402	413	(31,469)	-	11,520	12,742	(1,719)	(14,081)	-	380
Gain on disposition of unconsolidated entities	-	-	-	-	-	15,633	-	-	-	15,633
Impairment of unconsolidated real estate	(40,897)	-	-	-	(40,897)	(35,714)	-	-	-	(35,714)
Depreciation and amortization of unconsolidated entities (see above)	(20,989)	-	20,989	-	-	(15,851)	-	15,851	-	-
Interest expense of unconsolidated entities (see above)	(26,457)	-	26,457	-	-	(22,228)	-	22,228	-	-
Gain (loss) on early extinguishment of debt of unconsolidated entities (see above)	114	-	(114)	-	-	2,785	-	(2,785)	-	-
Net gain on disposition of rental properties and partial interests in rental properties	2,255	-	-	11,859	14,114	-	-	-	46,527	46,527
Impairment of consolidated real estate	(113,804)	(243)	-	-	(113,561)	-	-	-	-	-
Depreciation and amortization - Real Estate Groups (a)	(53,003)	(707)	(20,131)	(215)	(72,642)	(57,953)	(1,575)	(15,237)	(1,764)	(73,379)
Amortization of mortgage procurement costs - Real Estate Groups (c)	(2,797)	(86)	(858)	(2)	(3,571)	(2,849)	(117)	(614)	(271)	(3,617)
Straight-line rent adjustment (1) + (2)	4,213	-	-	-	4,213	7,286	-	-	627	7,913
Preference payment	24	-	-	-	24	(585)	-	-	-	(585)

Earnings (loss) before income taxes	(132,245)	808	(31,469)	11,188	(153,334)	(37,040)	1,735	(14,081)	47,167	(5,689)

Income tax provision	64,179	-	-	(4,711)	59,468	23,354	-	-	(19,118)	4,236
Equity in earnings (loss) of unconsolidated entities, including impairment	(43,402)	(413)	31,469	-	(11,520)	(12,742)	1,719	14,081	-	(380)
Earnings (loss) from continuing operations	(111,468)	395	-	6,477	(105,386)	(26,428)	3,454	-	28,049	(1,833)

Discontinued operations, net of tax	5,904	(573)	-	(6,477)	-	30,030	1,981	-	(28,049)	-
Net earnings (loss)	(105,564)	(178)	-	-	(105,386)	3,602	5,435	-	-	(1,833)
Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(395)	(395)	-	-	-	(3,454)	(3,454)	-	-	-
(Earnings) loss from discontinued operations attributable to noncontrolling interests	573	573	-	-	-	(1,981)	(1,981)	-	-	-
Noncontrolling interests	178	178	-	-	-	(5,435)	(5,435)	-	-	-
Net loss attributable to Forest City Enterprises, Inc.	$(105,386)	$-	$-	$-	$(105,386)	$(1,833)	$-	$-	$-	$(1,833)

Preferred dividends	(3,850)	-	-	-	(3,850)	(3,850)	-	-	-	(3,850)
Net loss attributable to Forest City Enterprises, Inc. common shareholders	$(109,236)	$-	$-	$-	$(109,236)	$(5,683)	$-	$-	$-	$(5,683)

(a) Depreciation and amortization - Real Estate Groups	$53,003	$707	$20,131	$215	$72,642	$57,953	$1,575	$15,237	$1,764	$73,379
(b) Depreciation and amortization - Non-Real Estate	847	-	-	-	847	1,091	-	-	-	1,091
Total depreciation and amortization	$53,850	$707	$20,131	$215	$73,489	$59,044	$1,575	$15,237	$1,764	$74,470

(c) Amortization of mortgage procurement costs - Real Estate Groups	$2,797	$86	$858	$2	$3,571	$2,849	$117	$614	$271	$3,617
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	-	-	-
Total amortization of mortgage procurement costs	$2,797	$86	$858	$2	$3,571	$2,849	$117	$614	$271	$3,617

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Year Ended January 31, 2012					Year Ended January 31, 2011

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Revenues from real estate operations	$1,089,977	$56,108	$385,521	$23,173	$1,442,563	$1,117,649	$54,119	$316,900	$63,560	$1,443,990
Exclude straight-line rent adjustment (1)	(11,134)	-	-	(571)	(11,705)	(21,697)	-	-	(1,795)	(23,492)
Adjusted revenues	1,078,843	56,108	385,521	22,602	1,430,858	1,095,952	54,119	316,900	61,765	1,420,498

Add interest and other income	52,114	1,370	989	2	51,735	52,818	2,635	15,666	14	65,863
Add gain on disposition of partial interests in other investment - Nets	-	-	-	-	-	55,112	23,675	-	-	31,437
Add equity in earnings (loss) of unconsolidated entities, including impairment	(61,039)	(185)	34,545	-	(26,309)	(30,194)	(4,613)	19,507	-	(6,074)
Exclude gain on disposition of unconsolidated entities	(12,567)	-	12,567	-	-	(23,461)	-	23,461	-	-
Exclude impairment of unconsolidated real estate	82,186	-	(82,186)	-	-	72,459	-	(72,459)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	70,870	-	(70,870)	-	-	54,439	-	(54,439)	-	-
Exclude interest expense of unconsolidated entities	100,958	-	(100,958)	-	-	81,184	-	(81,184)	-	-
Exclude (gain) loss on early extinguishment of debt of unconsolidated entities	366	-	(366)	-	-	(2,760)	-	2,760	-	-
Adjusted total income	1,311,731	57,293	179,242	22,604	1,456,284	1,355,549	75,816	170,212	61,779	1,511,724

Operating expenses	668,959	38,794	179,242	18,074	827,481	647,199	31,713	169,265	42,356	827,107
Add back non-Real Estate depreciation and amortization (b)	3,247	-	-	-	3,247	5,028	-	878	-	5,906
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	-	-	-	-	-	69	-	69
Exclude straight-line rent adjustment (2)	(4,497)	-	-	-	(4,497)	(5,332)	-	-	-	(5,332)
Exclude preference payment	(1,732)	-	-	-	(1,732)	(2,341)	-	-	-	(2,341)
Adjusted operating expenses	665,977	38,794	179,242	18,074	824,499	644,554	31,713	170,212	42,356	825,409
Net operating income	645,754	18,499	-	4,530	631,785	710,995	44,103	-	19,423	686,315

Interest expense	(261,037)	(11,989)	(100,958)	(2,123)	(352,129)	(309,766)	(16,774)	(81,184)	(9,482)	(383,658)
Gain (loss) on early extinguishment of debt	9,590	1,641	(366)	-	7,583	(21,035)	247	2,760	-	(18,522)
Equity in (earnings) loss of unconsolidated entities, including impairment	61,039	185	(34,545)	-	26,309	30,194	4,613	(19,507)	-	6,074
Gain on disposition of unconsolidated entities	12,567	-	-	-	12,567	23,461	-	-	-	23,461
Impairment of unconsolidated real estate	(82,186)	-	-	-	(82,186)	(72,459)	-	-	-	(72,459)
Depreciation and amortization of unconsolidated entities (see above)	(70,870)	-	70,870	-	-	(54,439)	-	54,439	-	-
Interest expense of unconsolidated entities (see above)	(100,958)	-	100,958	-	-	(81,184)	-	81,184	-	-
Gain (loss) on early extinguishment of debt of unconsolidated entities (see above)	(366)	-	366	-	-	2,760	-	(2,760)	-	-
Net gain on disposition of rental properties and partial interests in rental properties	17,665	-	-	51,796	69,461	202,878	-	-	47,092	249,970
Impairment of consolidated real estate	(119,324)	(243)	-	(10,257)	(129,338)	(4,763)	(1,526)	-	(81,643)	(84,880)
Depreciation and amortization - Real Estate Groups (a)	(215,354)	(4,659)	(67,855)	(3,154)	(281,704)	(229,700)	(6,384)	(52,194)	(10,532)	(286,042)
Amortization of mortgage procurement costs - Real Estate Groups (c)	(11,812)	(513)	(3,015)	(356)	(14,670)	(11,484)	(444)	(2,245)	(1,056)	(14,341)
Straight-line rent adjustment (1) + (2)	6,637	-	-	571	7,208	16,365	-	-	1,795	18,160
Preference payment	(1,732)	-	-	-	(1,732)	(2,341)	-	-	-	(2,341)

Earnings (loss) before income taxes	(110,387)	2,921	(34,545)	41,007	(106,846)	199,482	23,835	(19,507)	(34,403)	121,737

Income tax provision	64,344	-	-	(17,675)	46,669	(70,126)	-	-	12,511	(57,615)
Equity in earnings (loss) of unconsolidated entities, including impairment	(61,039)	(185)	34,545	-	(26,309)	(30,194)	(4,613)	19,507	-	(6,074)
Earnings (loss) from continuing operations	(107,082)	2,736	-	23,332	(86,486)	99,162	19,222	-	(21,892)	58,048

Discontinued operations, net of tax	106,514	83,182	-	(23,332)	-	(13,764)	8,128	-	21,892	-

Net earnings (loss)	(568)	85,918	-	-	(86,486)	85,398	27,350	-	-	58,048
Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(2,736)	(2,736)	-	-	-	(19,222)	(19,222)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(83,182)	(83,182)	-	-	-	(8,128)	(8,128)	-	-	-
Noncontrolling interests	(85,918)	(85,918)	-	-	-	(27,350)	(27,350)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(86,486)	$-	$-	$-	$(86,486)	$58,048	$-	$-	$-	$58,048

Preferred dividends	(15,400)	-	-	-	(15,400)	(11,807)	-	-	-	(11,807)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(101,886)	$-	$-	$-	$(101,886)	$46,241	$-	$-	$-	$46,241

(a) Depreciation and amortization - Real Estate Groups	$215,354	$4,659	$67,855	$3,154	$281,704	$229,700	$6,384	$52,194	$10,532	$286,042
(b) Depreciation and amortization - Non-Real Estate	3,247	-	-	-	3,247	5,028	-	878	-	5,906
Total depreciation and amortization	$218,601	$4,659	$67,855	$3,154	$284,951	$234,728	$6,384	$53,072	$10,532	$291,948

(c) Amortization of mortgage procurement costs - Real Estate Groups	$11,812	$513	$3,015	$356	$14,670	$11,484	$444	$2,245	$1,056	$14,341
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	69	-	69
Total amortization of mortgage procurement costs	$11,812	$513	$3,015	$356	$14,670	$11,484	$444	$2,314	$1,056	$14,410

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended January 31, 2012				Three Months Ended January 31, 2011				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP) (2)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group Retail

Comparable	$59,429	$1,853	$-	$57,576	$56,967	$1,982	$-	$54,985	4.3%	4.7%
Total	58,778	1,918	-	56,860	67,109	2,915	1,132	65,326

Office Buildings

Comparable	57,548	1,791	-	55,757	57,895	2,435	-	55,460	(0.6%)	0.5%
Total	62,505	2,369	(333)	59,803	59,735	2,435	2,413	59,713

Hotels

Comparable	1,979	-	-	1,979	1,990	-	-	1,990	(0.6%)	(0.6%)
Total	1,979	-	(15)	1,964	1,990	-	351	2,341

Earnings from Commercial Land Sales	690	-	-	690	282	-	-	282
Other (1)	(7,627)	(1,715)	-	(5,912)	4,493	(26)	-	4,519

Total Commercial Group

Comparable	118,956	3,644	-	115,312	116,852	4,417	-	112,435	1.8%	2.6%
Total	116,325	2,572	(348)	113,405	133,609	5,324	3,896	132,181

Residential Group Apartments

Comparable	34,022	421	-	33,601	30,378	359	-	30,019	12.0%	11.9%
Total	35,041	558	-	34,483	34,537	2,255	-	32,282

Subsidized Senior Housing	2,120	(416)	-	2,536	3,351	60	-	3,291

Military Housing	9,521	585	-	8,936	7,520	-	-	7,520

Other (1)	(1,282)	114	-	(1,396)	(3,009)	170	-	(3,179)

Total Residential Group

Comparable	34,022	421	-	33,601	30,378	359	-	30,019	12.0%	11.9%
Total	45,400	841	-	44,559	42,399	2,485	-	39,914

Total Rental Properties
Comparable	152,978	4,065	-	148,913	147,230	4,776	-	142,454	3.9%	4.5%
Total	161,725	3,413	(348)	157,964	176,008	7,809	3,896	172,095

Land Development Group	6,071	707	-	5,364	3,077	384	-	2,693
The Nets	(11,845)	-	-	(11,845)	(312)	-	-	(312)
Corporate Activities	(16,385)	-	-	(16,385)	(18,004)	-	-	(18,004)
Grand Total	$139,566	$4,120	$(348)	$135,098	$160,769	$8,193	$3,896	$156,472

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs, non-capitalizable marketing/promotional costs associated with Barclays Center and unallocated management and service company overhead, net of tax credit income.
(2)	Amounts have been recast to add back interest expense and gain (loss) on early extinguishment of debt for unconsolidated entities to NOI at full consolidation to conform to current period presentation.

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Year Ended January 31, 2012				Year Ended January 31, 2011				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP) (3)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail

Comparable	$229,288	$7,457	$-	$221,831	$223,633	$7,483	$-	$216,150	2.5%	2.6%
Total	246,126	9,392	-	236,734	274,793	11,379	8,894	272,308

Office Buildings

Comparable	231,117	6,633	-	224,484	240,748	10,383	-	230,365	(4.0%)	(2.6%)
Total	253,108	7,269	2,645	248,484	255,846	10,887	6,613	251,572

Hotels

Comparable	9,977	-	-	9,977	9,965	-	-	9,965	0.1%	0.1%
Total	9,977	-	1,885	11,862	9,965	-	3,016	12,981

Earnings from Commercial Land Sales (1)	44,175	(782)	-	44,957	4,652	14	-	4,638
Other (2)	(12,867)	(2,608)	-	(10,259)	(134)	(762)	-	628

Total Commercial Group

Comparable	470,382	14,090	-	456,292	474,346	17,866	-	456,480	(0.8%)	0.0%
Total	540,519	13,271	4,530	531,778	545,122	21,518	18,523	542,127

Residential Group
Apartments

Comparable	121,487	1,701	-	119,786	112,912	1,313	-	111,599	7.6%	7.3%
Total	134,327	2,355	-	131,972	126,203	3,691	900	123,412

Subsidized Senior Housing	14,531	(65)	-	14,596	19,378	480	-	18,898

Military Housing	29,314	920	-	28,394	28,469	(37)	-	28,506

Land Sales	204	16	-	188	-	-	-	-

Other (2)	(3,788)	541	-	(4,329)	(3,377)	287	-	(3,664)

Total Residential Group

Comparable	121,487	1,701	-	119,786	112,912	1,313	-	111,599	7.6%	7.3%
Total	174,588	3,767	-	170,821	170,673	4,421	900	167,152

Total Rental Properties
Comparable	591,869	15,791	-	576,078	587,258	19,179	-	568,079	0.8%	1.4%
Total	715,107	17,038	4,530	702,599	715,795	25,939	19,423	709,279

Land Development Group	11,298	1,461	-	9,837	5,617	732	-	4,885
The Nets
Operations	(26,814)	-	-	(26,814)	(17,172)	(6,243)	-	(10,929)
Gain on disposition of partial interest	-	-	-	-	55,112	23,675	-	31,437
Total	(26,814)	-	-	(26,814)	37,940	17,432	-	20,508
Corporate Activities	(53,837)	-	-	(53,837)	(48,357)	-	-	(48,357)
Grand Total	$645,754	$18,499	$4,530	$631,785	$710,995	$44,103	$19,423	$686,315

(1)	Includes $42,622 of NOI generated from the casino land sale at full and pro-rata consolidation.
(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs, non-capitalizable marketing/promotional costs associated with Barclays Center and unallocated management and service company overhead, net of tax credit income.
(3)	Amounts have been recast to add back interest expense and gain (loss) on early extinguishment of debt for unconsolidated entities to NOI at full consolidation to conform to current period presentation.

Openings and Acquisitions

as of January 31, 2012

Property	Location	Dev (D) Acq (A)	Date Opened / Acquired	FCE Legal Ownership %(a)	Pro-Rata FCE % (a) (1)	Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units			Gross Leasable Area	Lease Commitment %
2011 (3)						(in millions)

Retail Centers: (m)
Westchester’s Ridge Hill (e)	Yonkers, NY	D	Q2-11/12	70.0%	100.0%	$868.2	$868.2	$868.2	1,336,000	(d	)	1,336,000	59%

Residential: (m)
8 Spruce Street (f) (g)	Manhattan, NY	D	Q1-11/12	35.7%	51.0%	$0.0	$875.7	$446.6	899				73%
Foundry Lofts	Washington, D.C.	D	Q4-11	100.0%	100.0%	61.4	61.4	61.4	170				79%

						$61.4	$937.1	$508.0	1,069

Total 2011 (h)						$929.6	$1,805.3	$1,376.2

Prior Two Years Openings (7) as of January 31, 2012
Retail Centers: (i)
Village at Gulfstream Park (g) (j)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$139.2	$69.6	511,000			511,000	76%
East River Plaza (g)	Manhattan, NY	D	Q4-09/Q2-10	35.0%	50.0%	0.0	390.6	195.3	527,000			527,000	94%
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	113.4	113.4	113.4	127,000			127,000	91%

						$113.4	$643.2	$378.3	1,165,000			1,165,000

Office:
Waterfront Station
- East 4th & West 4th Bldgs (Sold Q2-11) (k)	Washington, D.C.	D	Q1-10	45.0%	45.0%	$245.9	$245.9	$110.7	631,000				99%

Residential: (i)
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$96.6	$96.6	$96.6	161				89%
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	5.2	5.2	5.2	399				92%
DKLB BKLN (g)	Brooklyn, NY	D	Q4-09/Q2-10	40.8%	51.0%	0.0	160.0	81.6	365				99%

						$101.8	$261.8	$183.4	925

Total Prior Two Years Openings (l)						$461.1	$1,150.9	$672.4

Recap of Total Prior Two Years Openings
Total 2010						$342.5	$872.3	$472.2
Total 2009						118.6	278.6	200.2

Total Prior Two Years Openings (l)						$461.1	$1,150.9	$672.4

Projects Under Construction (6)

as of January 31, 2012

Property	Location	Anticipated Opening	FCE Legal Ownership % (a)		Pro-Rata FCE % (a) (1)		Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area		Lease Commitment %
							(in millions)
Retail Centers: (m)
The Yards - Boilermaker Shops	Washington, D.C.	Q3-12	100.0%		100.0%		$19.2	$19.2	$19.2	40,000	40,000		74%

Office:
Johns Hopkins Parking Garage	Baltimore, MD	Q3-12	85.0%		100.0%		$30.1	$30.1	$30.1	492,000

Residential:
The Aster Town Center (formerly Novella)	Denver, CO	Q1-12	90.0%		90.0%		$10.9	$10.9	$9.8	85
Botanica Eastbridge	Denver, CO	Q2-12	90.0%		90.0%		15.4	15.4	13.9	118
Continental Building	Dallas, TX	Q1-13	100.0%		100.0%		54.3	54.3	54.3	203

							$80.6	$80.6	$78.0	406

Arena:
Barclays Center	Brooklyn, NY	Q3-12	34.0%		34.0%		$904.3	$904.3	$307.5	670,000	18,000 seats	(o)	64% (p)

Total Under Construction (n)							$1,034.2	$1,034.2	$434.8

Fee Development Projects (2)

Las Vegas City Hall	Las Vegas, NV	Q1-12	-	(q)	-	(q)	$0.0	$146.2	$0.0	270,000
Dept. of Health & Mental Hygiene (DHMH)	Baltimore, MD	Q2-14	-	(q)	-	(q)	0.0	135.0	0.0	234,000

							$0.0	$281.2	$0.0	504,000

FOOTNOTES

(a)	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.

(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

(d)	Includes 156,000 square feet of office space.

(e)	Phased-in opening. Costs are representative of the total project cost, including 432,000 square feet opened as of March 12, 2012. As of January 31, 2012, $270.0 million of costs incurred at pro-rata consolidation and $157.2 million of mortgage debt at pro-rata consolidation were transferred to completed rental properties. As of January 31, 2012, projects under construction include $567.9 million of costs incurred at pro-rata consolidation and $330.6 million of mortgage debt at pro-rata consolidation.

(f)	Phased-in opening. Costs are representative of the total project cost, including 787 units opened as of March 12, 2012. As of January 31, 2012, $351.9 million of costs incurred at pro-rata consolidation and $218.2 million of mortgage debt at pro-rata consolidation were transferred to completed rental properties. As of January 31, 2012, projects under construction include $91.5 million of costs incurred at pro rata consolidation and $56.7 million of mortgage debt at pro-rata consolidation. As of March 12, 2012, 655 leases have been signed, representing 73% of the total 899 units after construction is complete.

(g)	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

(h)	The difference between the full consolidation cost amount (GAAP) of $929.6 million to the Company’s pro-rata share (a non-GAAP measure) of $1,376.2 million consists of the addition of its share of cost for unconsolidated investments of $446.6 million.

(i)	The lease percentage represents occupancy as of March 12, 2012.

(j)	Costs reflect the impairment charge of $35.0 million recorded during the three months ended January 31, 2011 and the additional impairment charge of $34.6 million recorded during the three months ended October 31, 2011.

(k)	Property was sold on May 10, 2011 and was 99% leased at time of sale.

(l)	The difference between the full consolidation cost amount (GAAP) of $461.1 million to the Company’s pro-rata share (a non-GAAP measure) of $672.4 million consists of a reduction to full consolidation for noncontrolling interest of $135.2 million of cost and the addition of its share of cost for unconsolidated investments of $346.5 million.

(m)	Updated lease commitments as of March 12, 2012.

(n)	The difference between the full consolidation cost amount (GAAP) of $1,034.2 million to the Company’s pro-rata share (a non-GAAP measure) of $434.8 million consists of a reduction to full consolidation for noncontrolling interest of $599.4 million of cost.

(o)	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.

(p)	Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which includes revenue from naming rights, sponsorships, suite licenses, Nets minimum rent and food concession agreements, accounts for 72% of total forecasted revenues for the arena.

(q)	These are fee development projects. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet. In March 2012, the Las Vegas City Hall, which we developed for the City of Las Vegas on a fee basis as part of a public-private partnership, was completed.

Equity Requirements for Projects Under Construction (a)

As of January 31, 2012

	100%	Less Unconsolidated Investments at 100%	Full Consolidation (GAAP) (b)	Less Non- controlling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP) (c)

	(dollars in millions)
Total Cost Under Construction	$1,034.2	$-	$1,034.2	$599.4	$-	$434.8
Total Loan Draws and Other Sources at Completion (d)	620.7	-	620.7	376.6	-	244.1

Net Equity at Completion	413.5	-	413.5	222.8	-	190.7

Net Costs Incurred to Date	657.0	-	657.0	392.7	-	264.3
Loan Draws and Other Sources to Date	272.0	-	272.0	169.9	-	102.1

Net Equity to Date	385.0	-	385.0	222.8	-	162.2

% of Total Equity	93%		93%			85%

Remaining Costs	377.2	-	377.2	206.7	-	170.5
Remaining Loan Draws and Other Sources	348.7	-	348.7	206.7	-	142.0

Remaining Equity	$28.5	$-	$28.5	$-	$-	$28.5

% of Total Equity	7%		7%			15%

(a)	This schedule includes only the six projects under construction listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.
(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.

Projects Under Development

As of January 31, 2012

Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $769.0 million ($965.1 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $194.6 million ($260.6 million at full consolidation).

1) Atlantic Yards - Brooklyn, NY

Atlantic Yards is adjacent to the state-of-the-art arena, Barclays Center, which was designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. Atlantic Yards is expected to feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.

2) LiveWork Las Vegas - Las Vegas, NV

LiveWork Las Vegas is a mixed-use project on a 13.5 acre parcel in downtown Las Vegas. At full build-out, the project will have the new 260,000 square-foot City Hall and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail. The City Hall is owned by the city of Las Vegas which held its dedication ceremony on March 5, 2012.

3) The Yards - Washington, D.C.

The Yards is a 42 acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in the Capitol Riverfront District. The full project is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5 acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, opened in November 2011. Two restaurants in the building, Potbelly Sandwich and Kruba Thai & Sushi, are on track for spring 2012 openings.

4) The Science + Technology Park at Johns Hopkins - Baltimore, MD

The 31 acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000 square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences. Construction of a 492,000 square-foot parking garage at 901 N. Washington Street is currently underway and will provide approximately 1,450 parking spaces for Johns Hopkins and the active buildings at the Science + Technology Park when it is completed in Q3-12. Construction of a second commercial building totaling 234,000 square feet commenced in January 2012. The new building is being developed on a fee basis and will be fully leased to the Department of Health & Mental Hygiene (DHMH) when it is expected to open in Q2-14.

5) Colorado Science + Technology Park at Fitzsimons - Aurora, CO

The 184 acre Colorado Science + Technology Park at Fitzsimons is becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates, build-to-suit office and research sites, and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700 acre Stapleton mixed-used development.

6) Waterfront Station - Washington, D.C.

Located in Southwest Washington, D.C., Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 660,000 square feet of office space, an estimated 400 residential units and 40,000 square feet of stores and restaurants.

7) 300 Massachusetts Avenue - Cambridge, MA

Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Military Housing as of January 31, 2012

Below is a summary of our Military Housing development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units opened and under construction:

Property	Location	Opening/ Anticipated Opening	FCE Pro-Rata %	Cost at Full Consolidation	Total Cost at 100%	No. of Units
				(in millions)

Military Housing - Recent Openings (6)
Navy, Hawaii Increment III	Honolulu, HI	2007-Q1-11	*	$0.0	$443.1	2,520
Marines, Hawaii Increment II	Honolulu, HI	2007-Q2-11	*	0.0	289.1	1,175
Navy Midwest	Chicago, IL	2006-Q4-11	*	0.0	200.3	1,401
Air Force Academy	Colorado Springs, CO	2007-Q4-11	50.0%	0.0	69.5	427
Pacific Northwest Communities	Seattle, WA	2007-Q4-11	*	0.0	280.5	2,985
Midwest Millington	Memphis, TN	2008-Q4-11	*	0.0	33.1	318

Total Recent Openings				$0.0	$1,315.6	8,826

Military Housing Under Construction (5)
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	476.7	1,141
Air Force – Southern Group
Keesler Air Force Base	Biloxi, MS	2011-2012	0.0%	0.0	5.0	1,188
Joint Base Charleston	Charleston, SC	2011-2013	0.0%	0.0	72.0	345
Arnold Air Force Base	Tullahoma, TN	2011-2013	0.0%	0.0	10.1	22
Shaw Air Force Base	Sumter, SC	2011-2015	0.0%	0.0	156.5	630

Subtotal Air Force – Southern Group				$0.0	$243.6	2,185

Total Under Construction				$0.0	$720.3	3,326

*	The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.

Commitment Executed

Air Force – Southern Group was awarded on August 30, 2010. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Tullahoma, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force. The financial closing of the project was executed on September 30, 2011 with property management and construction beginning on October 1, 2011.

Summary of Military Housing Net Operating Income (14,104 end-state units)

Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees was $1,390,000 and $5,615,000 for the three months and year ended January 31, 2012 respectively, and $746,000 and $5,883,000 for the three months and year ended January 31, 2011, respectively.

Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees was $1,221,000 and $4,158,000 for the three months and year ended January 31, 2012 respectively, and $880,000 and $5,634,000 recognized during the three months and year ended January 31, 2011, respectively.

Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $4,724,000 and $14,276,000 during the three months and year ended January 31, 2012, respectively, and $3,060,000 and $12,865,000 during the three months and year ended January 31, 2011, respectively.

Land Held for Development and Sale as of January 31, 2012

The Land Development Group acquires and sells raw land and fully-entitled developed lots to residential, commercial, and industrial customers.

The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments.

Below is a summary of our Land Development Group projects.

Location	Gross Acres (1)	Saleable Acres (2)	Option Acres (3)

Stapleton - Denver, CO	207	128	1,323
Central Station - Chicago, IL	30	30	-

Total	237	158	1,323

(1) Represent all acres currently owned including those used for roadways, open spaces and parks.

(2) Saleable acres represent the total of all acres owned and available for sales.

The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.

(3) Option acres are those acres that the Land Development Group has a formal option to acquire.

Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

Stapleton - Denver, CO

Stapleton represents one of the nation’s largest urban redevelopments. At full build-out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton is expected to be home to 30,000 residents and 35,000 workers when complete.

Central Station - Chicago, IL

Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80 acre Central Station is a residential community with 3,727 residential units completed, of which 3,156 are occupied and 571 units are listed for sale, and another 4,000 units in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.

Land Held for Divestiture as of January 31, 2012

As of January 31, 2012, our Board of Directors approved a strategic decision by our senior management to reposition or divest portions of our Land Development Group and are actively reviewing alternatives to do so. Below is a summary of land projects that are considered held for divestiture at January 31, 2012.

Location	Gross Acres	Saleable Acres	Option Acres

Mesa del Sol - Albuquerque, NM	3,011	1,647	5,731
Texas	2,720	1,480	-
North Carolina	1,220	996	-
Ohio	952	641	200
Arizona	657	483	-
Other	878	691	-

Total	9,438	5,938	5,931

Mesa del Sol - Albuquerque, NM

Mesa del Sol is a 20 square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport. Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.

Three Stones – Prosper, TX

Three Stones is a master-planned community of 2,031 acres located in the growth corridor north of Dallas in the town of Prosper. The community is fully entitled and the plan includes approximately 3,090 single family lots, 600 units of attached housing, over 600 acres of parks and open space and 250 acres for commercial/retail use. A variety of single family lot sizes will be offered, as well as a complete amenity center. The development of Phase 1 is expected to be completed in late 2013.

San Antonio Portfolio – San Antonio, TX

Forest City owns four multi-phase communities and finished lots in three additional locations in the San Antonio area, predominantly on the west side. As of January 31, 2012, over 1,300 of the total 2,563 lots have been sold. The remaining portfolio is comprised of 356 finished lots and 870 undeveloped “paper” lots. Our San Antonio communities serve several different price ranges, and all lots are under option contract to one of five different builders.

Legacy Lakes - Aberdeen, NC

Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course. Legacy Lakes is 406 acres and includes 718 residential lots. Of the 406 total acres, 265 are saleable acres and 20 acres have been sold to date.

Timberlake – Oak Point (Dallas), TX

Timberlake is a planned community of approximately 250 acres located in Denton County, north of Dallas. Forest City entered into this project earlier in 2011 through the formation of a new partnership with Taylor Duncan Interests, Inc., with Forest City providing capital for financing and development. The project is zoned for over 800 single family lots, and development of Phase 1 is expected to begin in 2012.

Tangerine Crossing -Tucson, AZ

Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25 acre retail center. As of January 31, 2012, 250 lots and the 25 commercial acres have been sold. Of the 309 total acres, 98 are saleable acres and 73 acres have been sold to date.